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                                                                     EXHIBIT 4.1


NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICALBE STATE SECURITIES LAWS.


April 25, 2002                                                    $4,250,000.00


                      CONVERTIBLE SECURED PROMISSORY NOTE


         FOR VALUE RECEIVED, the undersigned, VERSO TECHNOLOGIES, INC., a Minnesota corporation ("Maker"), promises to pay to the order of WA TELCOM PRODUCTS CO., INC., a Delaware corporation ("Holder"), in lawful money of the United States of America, the principal sum of FOUR MILLION TWO HUNDRED AND FIFTY THOUSAND AND NO/100 DOLLARS ($4,250,000.00), together with interest on so much thereof as is from time to time outstanding and unpaid (computed on the basis of a 360-day year for the actual number of days elapsed) from and including April 1, 2002 through and including the date the entire principal amount hereunder is paid in full at a per annum rate equal to six and three-quarters percent (6.75%).

1.       PAYMENTS OF PRINCIPAL AND INTEREST.

         (a) No interest shall be payable by Maker until the Final Payment Date (as defined in Section 1(c) below), at which time all interest accrued under this Note shall be due and payable in full; provided, however, that if, pursuant to the terms hereof, the final payment of principal hereunder is due prior to the Final Payment Date, then all interest accrued under this Note shall be due and payable at such earlier time.

         (b) Principal amounts due under this Note shall be paid by Maker to Holder as follows:

                  (i) on the date hereof, Maker shall pay to Holder ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00);

                  (ii) on each of July 1, 2002, October 1, 2002 and January 1, 2003, Maker shall pay to Holder FIVE HUNDRED THOUSAND AND NO/DOLLARS ($500,000.00); and


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                  (iii)    on the Final Payment Date, Maker shall pay to Holder
ONE MILLION TWO HUNDRED-FIFTY THOUSAND AND NO/100 DOLLARS ($1,250,000.00). Notwithstanding the foregoing, fifty percent (50%) of all Net Cash Proceeds (as defined below) in excess of the Threshold Amount (as defined below) received by Maker prior to the Final Payment Date from one or more financings involving the public and/or private issuance, offering or placement of debt and/or equity securities (each such financing being referred to as a "Financing") shall be applied by Maker to reduce the principal amounts due under this Note and shall be due and payable to Holder on the date of receipt by Maker thereof; provided, however that no Net Cash Proceeds shall be applied to any principal amounts due under this Note or accelerate the date of payment thereof until such time as Maker has received aggregate Net Cash Proceeds from one or more Financings at least equal to $2,500,000.00 (the "Threshold Amount"). Any such Net Cash Proceeds shall be applied first to the principal amount due on the Final
Payment Date and then to the principal amounts due on the preceding Payment Dates (as defined in Section 1(c) below) until such time as all principal owed hereunder has been paid in full. As used herein, "Net Cash Proceeds" means the gross cash proceeds from a Financing, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage consultant and other fees incurred in connection with such Financing.

         (c) Holder may, in its sole discretion, defer the date upon which any payment referred to in Sections 1(a) or 1(b) above must be made by delivering a written notice to Maker specifying the date upon which such payment shall be made but in no event shall any such deferred payment date be later than June 1, 2003 unless otherwise consented to in writing by Maker. Each date upon which a payment hereunder (including, without limitation, any payment pursuant to Section 4(a) below) must be made (whether stated, deferred or accelerated) shall be referred to herein as a "Payment Date". As used herein, the "Final Payment Date" shall mean (i) April 1, 2003, or (ii) such date thereafter that is the latest date a payment of principal shall be made by Maker pursuant to the terms hereof.

         (d) Any payment hereunder which is due on a Payment Date which is not a Business Day (as defined below) shall be made on the next succeeding Business Day (and interest shall accrue for such extension of time). As used herein "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banks in Atlanta, Georgia are authorized or required by law to be closed.

         (e) All payments due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

         (f) All payments due under this Note shall be made by wire transfer of immediately available funds to an account designated by Holder.


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2.       CONVERSION.

         (a)      Holder shall have the right, at any time within the thirty
(30)-day period prior to a Payment Date, to convert some or all of the amount due on such Payment Date (the amount to be converted being referred to as the "Converted Amount") into such number of shares of common stock, par value $.01 per share, of Maker ("Common Stock") as is determined by dividing the Converted Amount by the Conversion Price (as defined below). No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Converted Amount. If the conversion of the Converted Amount results in a fraction, the number of shares of Common Stock to be issued to Holder shall be rounded up to the nearest whole share. As used herein, the "Conversion Price" shall mean $1.36, subject to adjustment as set forth in Section 2(c) below.

         (b) Holder shall exercise the conversion right under Section 2(a) by delivering to Maker a written notice (a "Conversion Notice") (the date such notice is delivered by Holder being referred to as the "Conversion Date") that Holder elects to exercise such right and that specifies the Converted Amount. Within five (5) Business Days following Holder's delivery of a Conversion Notice, Maker shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock into which the Converted Amount has been converted. Such conversion shall be deemed to have been effected as of the close of business on the date of delivery of the Conversion Notice.

         (c) In the event that, after the date hereof, Maker shall (i) pay a dividend or make a distribution on the outstanding shares of Common Stock in capital stock (which shall include any options, warrants or other rights to acquire capital stock) of Maker, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares or (iv) issue any shares of its capital stock in reclassification of its Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted so that Holder shall, upon conversion of the Converted Amount, be entitled to receive the number of shares of Common Stock or other securities of Maker that Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had the Converted Amount been converted prior to the occurrence of such event. In the event that the shares of Common Stock are ever converted into a greater or lesser number of shares of another corporation or entity through a merger or similar transaction, a proportionate adjustment shall be made to the Conversion Price to account for such change. Maker shall give prompt written notice to Holder following the occurrence of any event which requires an adjustment to the Conversion Price pursuant to the terms hereof.

3.       REGISTRATION RIGHTS; LISTING.

         (a) Within ten (10) days of the later to occur of (i) the date hereof and (ii) the filing by Maker with the Securities and Exchange Commission (the "SEC") of Maker's Annual Report on Form 10-K for the year ended December 31, 2001, Maker shall, at its own expense, file with the SEC a registration statement on Form S-3 (the "Registration Statement") in connection with the resale of the shares of Common Stock issuable upon


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conversion of the entire amount payable under this Note (the "Conversion
Shares"), which Registration Statement shall be in a form that can be declared effective as soon as reasonably practicable after the filing thereof. Maker shall use its commercially reasonable best efforts to have the staff of the SEC declare the Registration Statement effective as soon as reasonably practicable after the filing thereof.

         (b) Maker shall, at its own expense, use its commercially reasonable best efforts to keep the Registration Statement effective and updated (including, if appropriate, the filing of successor registration statements on Form S-3 covering the Conversion Shares) until the earlier of (i) two (2) years following the date hereof and (ii) such time as Holder has sold all of the Conversion Shares. Maker shall furnish to Holder such number of copies of the prospectus related to the Registration Statement as Holder may reasonably request in order to facilitate the disposition of the Conversion Shares.

         (c) Maker shall, until such time as Holder has sold all of the Conversion Shares, cause the listing and continuation of listing of all of the Conversion Shares on the national securities exchange or quotation system on which the Common Stock is then listed or quoted.

4.       EVENTS OF DEFAULT.

         (a) It is hereby expressly agreed that should any "Event of Default" (as defined below) occur, the indebtedness evidenced hereby, including all unpaid interest accrued thereon, shall, at the option of Holder and upon notice to Maker, at once become due and payable and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity. Maker and Holder agree and acknowledge that it is difficult, if not impossible, to determine with any reasonable accuracy the amount of prospective damages to Holder upon the occurrence of an Event of Default. Accordingly, Maker and Holder agree that Maker shall pay to Holder, in addition to any other amounts owed pursuant hereto, $250,000.00 as liquidated damages in connection with an Event of Default pursuant to Section 4(d)(i). Maker and Holder agree that such amount of liquidated damages hereunder shall not be Holder's exclusive remedy and, upon the occurrence of an Event of Default pursuant to Section 4(d)(i), Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise.

         (b) So long as any Event of Default exists hereunder, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby, and at all times after maturity of the indebtedness evidenced hereby (whether by acceleration or otherwise), interest shall accrue on the outstanding principal balance of this Note at a rate per annum equal to two percent (2%) in excess of the interest rate otherwise payable hereunder.

         (c) The remedies of Holder in this Note or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively or together in Holder's discretion. Holder acknowledges and agrees that the exercise of its rights and


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remedies under this Note is subject to that certain Subordination Agreement, dated the date hereof, by and among Maker, NACT, Telemate, Holder and Silicon Valley Bank.

         (d) As used herein, an "Event of Default" shall mean any of the following conditions or events:

                  (i) the failure of Maker to pay any principal, interest or other amount due hereunder within ten (10) days after the date such payment is due;

                  (ii) any material breach by Maker of any of its covenants or agreements contained in this Note or that certain Settlement Agreement and General Release, dated as of March 29, 2002 (the "Settlement Agreement"), between Maker and Holder, and such breach is not cured within ten (10) days after Maker's receipt of written notice of such breach;

                  (iii) any representation or warranty made by Maker in the Settlement Agreement shall prove to have been incorrect or misleading in any respect when made and such breach is not cured within ten (10) days after Maker's receipt of written notice of such breach ; provided, however that this
Section 4(d)(iii) shall only apply to such breaches which have had, or would reasonably be expected to have, (A) a material impairment of Maker's ability to perform its obligations under the Settlement Agreement or this Note or of Holder's ability to enforce any such obligations or to realize on any of the collateral secured by any of the Transaction Documents, or (B) a material impairment of the value of any collateral secured by any of the Transaction Documents or the amount Holder would be likely to receive in a liquidation of such collateral.

                  (iv) the occurrence of an Event of Default under that certain Security Agreement, dated as of the date hereof, between Maker and Holder, that certain Security Agreement, dated as of the date hereof, between NACT Telecommunications, Inc. ("NACT"), Telemate.net Software, Inc. ("Telemate") and Holder, that certain Guaranty, dated as of the date hereof, by NACT and Telemate in favor of Holder, or that certain Pledge Agreement, dated as of the date hereof, between Maker and Holder (such agreements, including this Note and the Settlement Agreement, being referred to as the "Transaction Documents");

                  (v) Maker, NACT or Telemate shall (A) commence a voluntary case under the United States Bankruptcy Code of 1978, as amended (as now or hereafter in effect); (B) file a petition seeking to take advantage of any other federal or state laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy or other laws; (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property; (E) admit in writing its inability to pay its debts as they become due; (F) make a general assignment for the benefit of creditors; or (G) make a conveyance fraudulent as to creditors under any state or federal law;


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                  (vi)     a case or other proceeding shall be commenced
against Maker, NACT or Telemate in any court of competent jurisdiction seeking
(A) relief under the United States Bankruptcy Code of 1978, as amended, (as now or hereafter in effect) or under any other federal or state laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts or (B) the appointment of a trustee, receiver, custodian, liquidator or the like for Maker, NACT or Telemate or all or any substantial part of its assets, and such proceeding is not dismissed within sixty (60) calendar days of the date of filing.

                  (vii) an Event of Default shall occur under that certain Loan and Security Agreement, dated December 14, 2001, between Maker, NACT, Telemate and Silicon Valley Bank, or any renewal, successor or extension thereof or supplement thereto and such Event of Default is not waived by Silicon Valley Bank or is not cured by Maker within thirty (30) days following the occurrence of such Event of Default.

         (e) Promptly upon knowledge by Maker of the occurrence of any Event of Default, Maker shall notify Holder in writing of such Event of Default, which notice shall set forth the details of such Event of Default and the actions, if any, being taken or proposed to be taken with respect thereto. As used in this Section 4(e), the term "knowledge" shall mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of Maker.

5. WAIVERS. Maker hereby waives (a) all presentments, demands for performance, notice of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of Holder in the enforcement of its rights under this Note, (c) except to the extent specifically required by other provisions of this Note, any and all notices of every kind and description which may be required to be given by any statute or rule of law, and (d) any defense of any kind which it may now or hereafter have with respect to its liability under this Note.

6. PREPAYMENTS. Maker shall be permitted to prepay some or all of the principal and accrued interest outstanding under this Note; provided, however, that (i) in advance of any such prepayment, Maker shall deliver to Holder a written notice (a "Prepayment Notice") setting forth Maker's intention to make such prepayment and the amount thereof, and (ii) Holder shall have the right to convert some or all of the amount proposed to be prepaid into such number of shares of Common Stock as is determined by dividing the amount to be converted by the Conversion Price then in effect. Holder shall exercise the conversion right set forth in this Section 6 by notifying Maker in writing within five (5) Business Days of Holder's receipt of a Prepayment Notice. In the event that Maker prepays some, but not all, of the principal and accrued interest outstanding under this Note, such prepaid amount shall be applied first to the amount owing on the Final Payment Date and then to the amounts owing on the preceding Payment Dates.

7. SECURITY. The indebtedness evidenced by this Note and the obligations created hereby are secured by, among other things, that certain Security Agreement, dated as of the date hereof, between Maker and Holder, that certain Guaranty, dated as of the date hereof, by NACT and Telemate in favor of Holder, that certain Security Agreement, dated as of the date hereof, between NACT, Telemate and Holder, that


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certain Pledge Agreement, dated as of the date hereof, between NACT, Telemate and Holder and that certain Control Agreement, dated as of the date hereof, between Holder, Silicon Valley Bank, Maker, NACT and Telemate.

8. INTEREST LIMITED BY LAW. If from any circumstances whatsoever, Maker is at any time required or obligated to pay interest at a rate in excess of the maximum rate prescribed by any applicable usury statute or any other applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to such maximum rate, so that in no event shall any payment be possible under this Note that is in excess of such maximum rate.

9. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein.

10. APPLICABLE LAW. This Note shall be construed in accordance with the laws of the State of Georgia, without giving effect to the conflict of law principles thereof.

11. NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto must be in writing and delivered personally (including by overnight courier) or sent by certified mail (postage pre-paid and return receipt requested), or be transmitted by facsimile:

                  If to Maker:      400 Galleria Parkway, Suite 300
                                    Atlanta, Georgia 30339
                                    Attention:  Steven A. Odom
                                    Facsimile No.: (678) 589-3750


                  With a copy to:   Silicon Valley Bank
                                    3003 Tasman Drive
                                    Santa Clara, California  95054
                                    Attention: Stephen Eberle
                                    Facsimile No.: (408) 496-2419

                  If to Holder:     945 East Paces Ferry Road, Suite 2200
                                    Atlanta, Georgia 30026
                                    Attention: Michael F. Mies
                                    Facsimile No.: (404) 233-2280

or to such other address as may be specified from time to time in a notice given by such party. All notices and other communications required or permitted hereunder shall be deemed given when delivered personally, mailed by certified mail (postage pre-paid and return receipt requested), sent by overnight courier or faxed (transmission confirmed), or otherwise actually received.




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         IN WITNESS WHEREOF, Maker has executed this Note and Holder has acknowledged and agreed to its terms as of the date first above written.


                                    "MAKER":

                                    VERSO TECHNOLOGIES, INC.


                                    By: /s/ Juliet M. Reising
                                       ----------------------------------------
                                    Name: Juliet M. Reising
                                         --------------------------------------
                                    Title: Executive VP and CFO
                                          -------------------------------------


ACKNOWLEDGED AND AGREED TO:

"HOLDER":

WA TELCOM PRODUCTS CO., INC.


By: /s/ Michael F. Mies
   --------------------------------
Name: Michael F. Mies
     ------------------------------
Title: Vice President and Treasurer
      -----------------------------